Exhibit 99.1

Seelos Therapeutics Announces Pricing of $5.55 Million Public Offering

NEW YORK, Nov. 28, 2023 /PRNewswire/ -- Seelos Therapeutics, Inc. (Nasdaq: SEEL) (“Seelos”), a clinical-stage biopharmaceutical company focused on the development of therapies for central nervous system disorders and rare diseases, today announced that it has priced its underwritten public offering of 1,781,934 shares of its common stock, pre-funded warrants to purchase up to 2,422,612 shares of its common stock and accompanying common warrants to purchase up to 4,204,546 shares of its common stock. Each share of common stock and accompanying common warrant to purchase one share of common stock are being sold at a combined price to the public of $1.32 per share of common stock and accompanying common warrant and each pre-funded warrant and accompanying common warrant to purchase one share of common stock are being sold at a combined price to the public of $1.319 per pre-funded warrant and accompanying common warrant. The pre-funded warrants will be immediately exercisable and will have an exercise price of $0.001 per share. The common warrants will be immediately exercisable, will have an exercise price of $1.32 per share and will expire on the date that is five years following the closing of the offering. All of the shares of common stock, pre-funded warrants and accompanying common warrants to be sold in the offering are being sold by Seelos.

Titan Partners Group, a division of American Capital Partners, is acting as sole book-running manager for the offering.

Raj Mehra, Ph.D., Seelos’ Chief Executive Officer, and other senior management of Seelos, participated in the offering as investors.

Seelos anticipates the gross proceeds from the offering will be approximately $5.55 million, before deducting the underwriting discounts and commissions and estimated offering expenses payable by Seelos, but excluding any exercise of the underwriters’ option to purchase additional shares of common stock, pre-funded warrants and/or common warrants. Seelos intends to use the net proceeds from the offering for general corporate purposes, the advancement of the development of its product candidates and to make periodic principal and interest payments under, or to repay a portion of, its outstanding convertible promissory note issued in November 2021, as amended. This offering is expected to close on or about December 1, 2023, subject to the satisfaction of customary closing conditions.

The securities described above were offered by Seelos pursuant to an effective “shelf” registration statement on Form S-3 (File No. 333-251356) previously filed with the Securities and Exchange Commission (the “SEC”) on December 15, 2020, as amended on December 22, 2020 and declared effective by the SEC on December 23, 2020. The securities may be offered only by means of a prospectus. A preliminary prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering has been filed with the SEC. Electronic copies of the preliminary prospectus and, when available, copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained by visiting the SEC’s website at www.sec.gov or by contacting Titan Partners Group, LLC, a division of American Capital Partners, LLC, 4 World Trade Center, 29th Floor, New York, New York 10007, by phone at (929) 833-1246 or by email at info@titanpartnersgrp.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Seelos Therapeutics

Seelos Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development and advancement of novel therapeutics to address unmet medical needs for the benefit of patients with central nervous system (CNS) disorders and other rare diseases. The Company’s robust portfolio includes several late-stage clinical assets targeting indications including Acute Suicidal Ideation and Behavior (ASIB) in Major Depressive Disorder (MDD), amyotrophic lateral sclerosis (ALS) and spinocerebellar ataxia (SCA), as well as early-stage programs in Huntington’s disease, Alzheimer’s disease, and Parkinson’s disease.

Forward-Looking Statements

Statements made in this press release, which are not historical in nature, constitute forward-looking statements related to Seelos for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, among others, statements regarding the completion of the underwritten public offering and the anticipated proceeds from the offering and the use of such proceeds. These statements are based on our current expectations and beliefs and are subject to a number of factors, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties involved include those associated with general economic and market conditions and our ability to satisfy closing conditions applicable to the offering, our intended use of proceeds from the offering, as well as other risk factors and matters set forth in our periodic filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2022, subsequent Quarterly Reports on Form 10-Q, including Seelos’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, and the preliminary prospectus supplement and the accompanying prospectus related to the public offering filed with the SEC. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact Information

Anthony Marciano

Chief Communications Officer

Seelos Therapeutics, Inc. (Nasdaq: SEEL)

300 Park Avenue, 2nd Floor

New York, NY 10022

(646) 293-2136

anthony.marciano@seelostx.com

Mike Moyer

Managing Director

LifeSci Advisors, LLC

250 West 55th St., Suite 3401

New York, NY 10019

(617) 308-4306

mmoyer@lifesciadvisors.com